Exhibit 5.1

Argo Blockchain plc 9th Floor 16 Great Queen St London WC2B 5DG United Kingdom	Our ref:	DIH\33166\0009
Your ref:
	Date:	19 August 2021

Dear Sirs

Argo Blockchain plc – Listing of American Depositary Receipts representing ordinary shares on NASDAQ

1.	Introduction

1.1	We have acted as English legal advisers to Argo Blockchain plc (company number: 11097258) (Company) in connection with the listing of American Depositary Receipts representing ordinary shares in the Company (Shares) on NASDAQ including those being issued to JPMorgan Chase Bank, N.A. as custodian (Transaction).

1.2	We have taken instructions solely from the Company and have been asked to provide our opinion on certain matters, as specified below, to support the preparation and filing of a registration statement, with the US Securities and Exchange Commission, on Form F-1 to which this letter will be attached as an exhibit (the Registration Statement).

1.3	This opinion is given solely in respect of the matters outlined in paragraph 4 below and on the basis that it is governed by and construed in accordance with the laws of England and Wales as at the date of this opinion. We accept no responsibility for notifying any addressee of this opinion of any change in the laws of England and Wales after the date of this opinion.

1.4	In preparing this opinion, we have not considered the laws applicable in any jurisdiction other than England and Wales and we express no opinion on any other such laws.

2.	Scope of the inquiry

2.1	For the purpose of this opinion we have examined originals or scanned pdf copies of:

2.1.1	a certificate of a director of the Company addressed to Fladgate LLP dated 19 August 2021 (Director’s Certificate);

Fladgate LLP 16 Great Queen Street | London WC2B 5DG

T +44 (0)20 3036 7000 | F +44 (0)20 3036 7600 | DX 37971 Kingsway | www.fladgate.com

Fladgate LLP is a limited liability partnership, registered in England and Wales with registered number OC334334.

It is authorised and regulated by the Solicitors Regulation Authority. The term partner is used to refer to a member of Fladgate LLP.

A list of members is available at the above registered office.

2.1.2	a copy of the articles of association of the Company (Articles of Association), which have been certified as true, complete and up-to-date as at the date of the Director’s Certificate;

2.1.3	a copy of the Company’s certificate of incorporation dated 5 December 2017 and the certificate of change of name of the Company dated 21 December 2017 which have been certified as true, complete and up-to-date as at the date of the Director’s Certificate;

2.1.4	a copy of the minutes of a meeting of the board of directors of the Company and a committee thereof considering and approving certain matters relating to the Transaction, held on 18 August 2021, which has been certified as true, complete and up-to-date as at the date of the Director’s Certificate;

2.1.5	a copy of the notice (Notice) of general meeting of the Company (GM) published by the Company on 19 August 2021, to convene the GM on 6 September 2021; and

2.1.6	such other board and shareholder approvals of the Company we consider necessary or relevant for our opinion contained in this letter.

2.2	For the purpose of this opinion we have referred to and relied on our agent’s report of its enquiries of the following publicly available records in respect of the Company:

2.2.1	a search at the Insolvency and Companies List (formerly known as the Companies Court);

2.2.2	a search at The Gazette; and

2.2.3	a search at Companies House

in each case made on 19 August 2021 at 10:00 am.

2.3	Apart from the documents listed in paragraph 2.1 (together, the Reviewed Documents) and the searches listed in paragraph 2.2 (together, the Company Searches) we have not, for the purposes of this opinion, examined any other documents or records whatsoever of, relating to or otherwise affecting the Company or any other person.

3.	Assumptions

For the purposes of this opinion we have assumed without investigation:

3.1	the Reviewed Documents (whether originals or copies) are authentic, accurate and complete, all signatures are genuine and all Reviewed Documents identified as copies in paragraph 2.1 of this opinion conform with their originals;

3.2	any Reviewed Documents requiring execution have been validly executed by each of the parties to them (other than the Company);

3.3	the information disclosed by the Company Searches was then correct, accurate and complete and has not since been altered;

3.4	where a Reviewed Document has been examined by us in draft or specimen form it will be or has been executed in the form of that draft or specimen;

3.5	the resolutions of the board of directors of the Company certified by an officer of the Company were validly passed at properly convened meetings of validly appointed directors of such party at which a quorum was present throughout, have not been amended or rescinded and are in full force and effect;

3.6	as at the date of this opinion:

3.6.1	the Company has not passed a voluntary winding up resolution;

3.6.2	no petition has been presented or any steps taken in contemplation of, or order made for the winding up or administration of, the Company;

3.6.3	no administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Company or any of its subsidiaries;

3.6.4	no meeting of the members and creditors of the Company has approved proposals for a voluntary arrangement pursuant to section 4A of the Insolvency Act 1986; and

3.6.5	the Company has not obtained a moratorium under part II of schedule A1 to the Insolvency Act 1986 in respect of its indebtedness nor has anything been done by it or on its behalf for the purposes of obtaining a moratorium;

3.7	the opinions expressed below will not be affected by the laws of any jurisdiction outside England and Wales and there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with;

3.8	that the Registration Statement will become effective and continue to be effective; and

3.9	the number of Shares to be issued by the Company being no greater than the number of Shares specified and approved for issuance in the Notice.

4.	Opinion

Based upon and subject to paragraphs 2, 3 and 5 of this letter, we are of the opinion that subject to: (i) each of the resolutions set out in the Notice having been duly approved by the shareholders of the Company at the GM; (ii) the passing of appropriate resolutions by the board of directors of the Company authorising the issuance and allotment of Shares; and (iii) receipt of valid consideration by the Company, as of today’s date the Shares when allotted, issued and registered in the manner described in the Registration Statement will be duly authorised, validly issued and will be fully paid and non-assessable.

By "non-assessable" (a phrase which has no recognised meaning under English law) we mean that the registered holders of such Shares are not liable under English law, solely by virtue of their shareholding, for the payment of taxes, duties, wages or other amounts for which the Company is liable.

5.	Reservations

Our opinion is given subject to the following reservations:

5.1	we express no opinion as to any law other than English and Welsh law in force, and as interpreted, at the date of this opinion;

5.1	we express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Transaction or any other matter contemplated by the Registration Statement;

5.2	we have not considered whether the Transaction complies with civil or criminal antitrust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

5.3	other than the Company Searches we have not searched any electronic database or the records of any court, administrative body, agency or other filing office in any jurisdiction for the purpose of this opinion;

5.4	notice of the following matters might not be filed at Companies House immediately and, when filed, might not be available online immediately. Additionally, a search at Companies House will not reveal (until the relevant order is made) whether or not a winding up petition has been presented or if any steps have been taken to commence administration or for a voluntary arrangement. Accordingly the searches referred to in paragraph 2.2 are not conclusively capable of revealing whether or not:

5.4.1	a winding up order has been made in respect of a company or a resolution passed for its winding up;

5.4.2	meetings of the members and creditors of a company have approved proposals for a company voluntary arrangement;

5.4.3	an administration order has been made in respect of a company; or

5.4.4	an administrator, receiver, administrative receiver, or liquidator has been appointed in respect of a company or a moratorium (as provided in paragraph 3.6.5) has been obtained;

5.5	the enquiries referred to in paragraph 2.2.1 relate only to a compulsory winding up, a notice of intention to appoint administrators, and a notice of appointment of administrators. Such enquiries are not capable of revealing, conclusively, whether or not a winding up petition in respect of any compulsory winding up has been presented as details of the petition may not have been entered on the records of that registry immediately or, in the case of a petition presented to a county court, may not have been notified to that registry and entered on its records at all. Further, the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. Additionally, the enquiries conducted may only reveal results in relation to documents filed in the Companies Court of the Royal Courts of Justice as there is no mechanism in place for detecting the filing of such documents in a court outside London;

5.6	where an obligation is to be performed in a jurisdiction outside England and Wales, that obligation may not be enforceable in England and Wales to the extent that:

5.6.1	its performance would be illegal or contrary to public policy under the laws of the jurisdiction in which it is to be performed; and

5.6.2	the English courts take account of the law of that jurisdiction;

5.7	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally enforcement of creditors' rights and remedies from time to time; and

5.8	an English court may refuse to give effect to any provision in an agreement which would be inconsistent with English public policy.

6.	Benefit of opinion / Disclosure

6.1	This opinion is given to the Company only and is intended for their sole benefit in connection with the Registration Statement. Save as set out below, it may not be delivered to nor relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any document or filed with any person except, in any case, with our prior written consent.

6.2	We further consent to the incorporation by reference of this letter and consent into any Registration Statement with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the rules and regulations thereunder.

6.3	We accept no responsibility or legal liability to any person or persons other than the Company in relation to the contents of this opinion.

6.4	Except for any liability which by law may not be excluded, our entire liability to addressees for any loss, damage, cost, interest or expense incurred by all the addressees and/or any other persons entitled to rely on this opinion (including loss of profits or any special, indirect, consequential or economic loss or any loss of anticipated savings) however arising out of, or in connection with this opinion, will not exceed £75,000,000 (seventy-five million pounds) in aggregate.

Yours faithfully,

/s/ Fladgate LLP

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